                                                                    EXHIBIT 11.1

                        GENERAL NUTRITION COMPANIES, INC
                                AND SUBSIDIARIES
                     COMPUTATION OF NET EARNINGS PER SHARE

                                                                   YEAR           YEAR           YEAR
                                                                   ENDED          ENDED          ENDED
                                                                FEBRUARY 4,    FEBRUARY 3,    FEBRUARY 1,
           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)                 1995           1996           1997
-------------------------------------------------------------   -----------    -----------    -----------
Net earnings before extraordinary items......................     $45,744        $69,146        $ 3,935
Loss from extraordinary items................................      (8,550)            --             --
                                                                -----------    -----------    -----------
Net earnings available for common shares.....................     $37,194        $69,146        $ 3,935
                                                                 ========       ========       ========
Elimination of tax effected interest expense on convertible
  debt for fully diluted per share calculations..............     $ 1,759        $   872        $    --
                                                                 ========       ========       ========
Common stock.................................................      76,378         82,406         84,907
Outstanding warrants.........................................       1,340             --             --
Outstanding options..........................................       2,310          3,454          1,387
                                                                -----------    -----------    -----------
Primary weighted average common shares.......................      80,028         85,860         86,294
                                                                 ========       ========       ========
Common stock.................................................      76,378         82,406         84,907
Outstanding warrants.........................................       1,356             --             --
Outstanding options..........................................       2,364          3,875          1,501
Conversion of convertible debt into common stock.............       8,196          3,976             --
                                                                -----------    -----------    -----------
Fully diluted weighted average common shares.................      88,294         90,257         86,408
                                                                 ========       ========       ========
PRIMARY EARNINGS PER SHARE:
  Earnings before extraordinary items........................     $  0.57        $  0.81        $  0.05
  Loss from extraordinary items..............................       (0.11)            --             --
                                                                -----------    -----------    -----------
  Total earnings per share...................................     $  0.46        $  0.81        $  0.05
                                                                 ========       ========       ========
FULLY DILUTED EARNINGS PER SHARE:
  Earnings before extraordinary items........................     $  0.54        $  0.78        $  0.05
  Loss from extraordinary items..............................       (0.10)            --             --
                                                                -----------    -----------    -----------
  Total earnings per share...................................     $  0.44        $  0.78        $  0.05
                                                                 ========       ========       ========
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